                                  Exhibit 8.2




CHICAGO                                  FIRSTAR CENTER                              SACRAMENTO
DENVER                              777 EAST WISCONSIN AVENUE                         SAN DIEGO
JACKSONVILLE                     MILWAUKEE, WISCONSIN 53202-5367                  SAN FRANCISCO
LOS ANGELES                         TELEPHONE (414) 271-2400                        TALLAHASSEE
MADISON                             FACSIMILE (414) 297-4900                              TAMPA
MILWAUKEE                                                                      WASHINGTON, D.C.
ORLANDO                                                                         WEST PALM BEACH

                                      WRITER'S DIRECT LINE
                                         (414) 297-5729

EMAIL ADDRESS                                                              CLIENT/MATTER NUMBER
jmcgaffey@foleylaw.com                                                              016495/0101


                                 March 24, 1999



Aliant Communications Inc.
1440 M Street
Lincoln, NE  68501

Ladies and Gentlemen:

          We have acted as counsel to Aliant Corporation ("Aliant"), a Nebraska corporation, in connection with (i) the Merger, as defined and described in the Agreement and Plan of Merger, dated as of December 18, 1998 (the "Merger Agreement"), among ALLTEL Corporation ("ALLTEL"), a Delaware Corporation, Pinnacle Merger Sub, Inc., a Nebraska corporation and newly-formed, wholly-owned subsidiary of ALLTEL, and Aliant, and (ii) the preparation and filing of the Registration Statement with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), on March 24, 1999 (the "Registration Statement"), which includes the Proxy Statement/Prospectus of Aliant (the "Proxy Statement/Prospectus"). Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Merger Agreement.

          In connection with this opinion, we have examined the Merger Agreement, the Proxy Statement/Prospectus and such other documents and corporate records as we have deemed necessary or appropriate in order to enable us to render the opinion below. For purposes of this opinion, we have assumed (i) the validity and accuracy of the documents and corporate records that we have examined and the facts and representations concerning the Merger that have come to our attention during our engagement and (ii) that the Merger will be consummated in the manner described in the Merger Agreement and the Proxy Statement/Prospectus.

          Subject to the assumptions set forth above and the assumptions and qualifications set forth in the discussion in the Proxy Statement/Prospectus under the heading "Certain United States Federal Income Tax Consequences of the Merger" (the "Discussion"), and assuming that the factual representations referenced in the Discussion and to be received by us are true and complete as of the Effective Time, we are of the opinion that the Merger will constitute a reorganization as described in Section 368(a) of the Internal Revenue Code of 1986, as amended, and that the Discussion sets forth the material United States federal income tax consequences of the Merger to holders of Aliant common stock who exchange such stock for ALLTEL common

Aliant Communications Inc.
March 24, 1999
Page 2


stock pursuant to the Merger. We express no opinion as to whether the Discussion addresses all of the United States federal income tax consequences of the Merger. In addition, we express no opinion as to the United States federal, state, local, foreign or other tax consequences, other than as set forth in the Discussion. Further, there can be no assurances that the opinion expressed herein will be accepted by the Internal Revenue Service (the "IRS") or, if challenged, by a court. This opinion is delivered in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act.

          In rendering our opinion, we have considered the applicable provisions of the Code, Treasury Department regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the IRS and such other authorities as we have considered relevant. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time (possibly with retroactive effect). A change in the authorities or the accuracy or completeness of any of the information, documents, corporate records, covenants, statements, representations or assumptions on which our opinion is based could affect our conclusions. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect)
(i) in applicable law or (ii) in any information, document, corporate record, covenant, statement, representation or assumption stated herein which becomes untrue or incorrect.

          This letter is furnished to you solely for use in connection with the Merger, as described in the Merger Agreement and the Proxy Statement/Prospectus, and is not to be used, circulated, quoted, or otherwise referred to for any other purpose without our express written permission. In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm name under the headings "SUMMARY -- The Merger -- Certain United States Federal Income Tax Consequences of the Merger," "THE MERGER -- Certain United States Federal Income Tax Consequences of the Merger," "OTHER TERMS OF THE MERGER AGREEMENT -- Conditions to Consummation of the Merger" and "LEGAL MATTERS" in the Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                              Very truly yours,



                              FOLEY & LARDNER